SECURED PROMISSORY NOTE

$500,000	March __, 2008
Salt Lake City, Utah

FOR VALUE RECEIVED, the undersigned, Brighton Partners, L.L.C., a Utah limited liability company and Uinta Equity Partners, L.L.C., a Utah limited liability company (together “Makers”), jointly and severally promise to pay to the order of ZAGG, Inc., a Utah corporation (“Holder”), at such place as Holder may designate to Makers in writing from time to time, the principal sum of up to FIVE HUNDRED THOUSAND DOLLARS ($500,000), together with interest thereon from the date of disbursement until paid and other amounts as provided herein.

1. Interest and Payments.

1.1 Interest Rate. Makers promise to pay interest from and including February 28, 2008 through and including the Maturity Date, as defined below, on the unpaid principal balance of this Note at the term rate of ten percent (10.00%)(the “Note Rate”). The Maturity Date for purposes of this Note shall be May 31, 2008. The time period beginning on the date first set forth above and ending on the Maturity Date is referred to herein as the term hereof. Holder shall fund this Note by delivering to Makers $200,000 upon execution of this Note and up to an additional $300,000 upon on the delivery by Makers to Holder of documentary evidence of rights to be acquired by Maker Brighton Partners in connection with American Gladiators Superhero series currently in development with Brighton Partners and POW! Entertainment (Stan Lee).

1.2 Origination Fee. Makers shall pay an origination fee of 3% which shall be due at the Maturity Date.

1.3 Place and Time of Payment. All payments specified herein shall be deemed made when actually received by Holder. All payments shall be made to Holder ZAGG, Inc., 3855 South 500 West, Suite J, Salt Lake City, UT 84115 and shall be made without offset and without prior notice or demand.

1.4 Form and Application of Payments. Payments shall be in lawful money of the United States of America and when received by Holder shall be applied first to cost or fees incurred in the collection of this note, second to origination fee, third to accrued interest, fourth as a principal amount.

1.5 Prepayment. This Note may be prepaid in whole or in part at any time or from time to time without premium or penalty.

2. Default. Time is of the essence of this Note. A default shall occur if:

2.1 Failure to Make Payments. Makers fail to make payment under this Note on the date due.

2.2 Other Failures. Makers fail to perform any other obligation contained in this Note or breaches any covenant contained in any instrument securing payment hereof within ten days after notice from Holder specifying the nature of the default.

3. Rights and Remedies of Holder. Upon the occurrence of an event of default by Makers under this Note, then, in addition to all other rights and remedies at law or in equity, Holder may exercise any one or more of the following rights and remedies:

a. Accelerate the time for payment of all amounts payable under this Note by written notice thereof to Makers, whereupon all such amounts shall be immediately due and payable;

b. Pursue and enforce all of the rights and remedies provided to a secured party with respect to the Collateral under the Uniform Commercial Code; and

c. Pursue any other rights or remedies available to Holder at law or in equity.

4. Governing Law, Severability.

4.1 Governing Law. This Note has been executed under and shall be construed and enforced in accordance with the laws of the State of Utah and any the parties consent to jurisdiction and venue in the State of Utah Third District Court in and for Salt Lake County.

4.2 Severability. If any provision of this Note is found by a court of competent jurisdiction to be invalid or unenforceable as written, then the parties intend and desire that (a) such provision be enforceable to the full extent permitted by law and (b) the invalidity of unenforceability of such provision shall not affect the validity and enforceability of the remainder of this Note.

5. Binding Agreement. This Note shall be binding upon the successors and assigns of Makers.

6. Grant of Security Interest. As collateral security for the prompt, complete, and timely satisfaction of all present and future indebtedness, liabilities, duties, and obligations of Makers to Holder evidenced by or arising under this Note, and including, without limitation, all principal, interest, and fees payable under this Note, any future advances added to the principal amount due hereunder, and all attorneys’ fees, costs and expenses incurred by Maker in the collection or enforcement of the same (collectively, the “Obligations”), Makers hereby pledge, assign and grant to Holder a continuing security interest and lien in all assets of the Makers, including, but not limited to, all of Makers’ right, title and interest in and to the property, whether now owned or hereafter acquired by Makers and whether now existing or hereafter coming into existence or acquired, described on Exhibit “A” attached hereto and incorporated herein by this reference (collectively, the “Collateral”). As applicable, the terms of this Note with respect to Maker’s granting of a security interest in the Collateral to Holder shall be deemed to be a security agreement under applicable provisions of the Uniform Commercial Code (“UCC”), with Makers as the debtors and Holder as the secured party.

7. Perfection. Upon the execution and delivery of this Note, Makers authorize Holder to file such financing statements and other documents in such offices as shall be necessary or as Holder may reasonably deem necessary to perfect and establish the priority of the liens granted by this Note. Maker agrees, upon Holder’s request, to take all such actions as shall be necessary or as Holder may reasonably request to perfect and establish the priority of the liens granted by this Note.

8. Representations and Warranties of Makers. Makers hereby represent and warrant the following to Holder:

a. Makers warrant and represent to Holder that the proceeds of the loan evidenced hereby will be used solely in connection with financing and development of Maker Brighton Partners L.L.C.’s American Gladiators project described above and will not be used for personal, consumer, residential or household purposes.

b. Makers and those executing this Note on their behalf have the full right, power, and authority to execute, deliver and perform the Obligations under this Note, which are not prohibited or restricted under the Makers’ articles of organization or other governing documents. This Note has been duly executed and delivered by authorized officers of Makers and constitutes a valid and legally binding obligation of Makers enforceable in accordance with its terms.

c. The execution of this Note and Makers’ compliance with the terms, conditions and provisions hereof does not conflict with or violate any provision of any agreement, contract, lease, deed of trust, indenture, or instrument to which Maker are a party or by which Makers are bound, or constitute a default thereunder or result in the imposition of any lien, charge, encumbrance, claim or security interest of any nature whatsoever upon any of the Collateral.

d. The security interest granted hereby in and to the Collateral constitutes a present, valid, binding and enforceable security interest as collateral security for the Obligations, and, except as to leased equipment or purchase-money encumbrances existing as of the date of this Note as expressly disclosed to Holder in writing, such interests, upon perfection, will be senior and prior to any liens, encumbrances, charges, title defects, interests and rights of any others with respect to such Collateral.

9.  Covenants of Makers. For so long as any Obligations remain outstanding, Makers shall not sell, assign or transfer any of the Collateral, or any part thereof or interest therein.

10.  Use of Collateral. For so long as no event of default shall have occurred and be continuing under this Note, Makers shall be entitled to use and possess the Collateral and to exercise its rights, title and interest in all contracts, agreements, and licenses subject to the rights, remedies, powers and privileges of Holder under this Note and to such use, possession or exercise not otherwise constituting an event of default. Notwithstanding anything herein to the contrary, Makers shall remain liable to perform its duties and obligations under the contracts and agreements included in the Collateral in accordance with their respective terms to the same extent as if this Note had not been executed and delivered; the exercise by Holder of any right, remedy, power or privilege in respect of this Note shall not release the Makers from any of their duties and obligations under such contracts and agreements; and Holder shall have no duty, obligation or liability under such contracts and agreements included in the Collateral by reason of this Note, nor shall Holder be obligated to perform any of the duties or obligations of Makers under any such contract or agreement or to take any action to collect or enforce any claim (for payment) under any such contract or agreement.

11.  Costs of Collection. Should the indebtedness represented by this Note, or any part hereof, be collected at law, in equity, or in any bankruptcy, receivership or other court proceeding, or this Note be placed in the hands of any attorney for collection after default, Makers agree to pay, in addition to the principal and interest due hereon, all reasonable attorneys’ fees, plus all other costs and expenses of collection and enforcement, including any fees incurred in connection with such proceedings or collection of the Note and/or enforcement of Holder’s rights with respect to the administration, supervision, preservation or protection of, or realization upon, any Collateral securing payment hereof.

12. Miscellaneous.

a. Any failure or delay by Holder to insist upon the strict performance of any term, condition, covenant or agreement of this Note, or to exercise any right, power or remedy hereunder shall not constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy.

b. This Note may not be modified or amended in any respect except in a writing executed by the party to be charged.

c. This Note and the other documents related hereto have been reviewed and negotiated by Holder and any other parties hereto with the benefit of or the opportunity to seek the assistance of legal counsel and shall not be construed against any party by presumption. The titles and captions contained in this Note are inserted for convenience and shall not be deemed to define, limit, extend or modify any provision of this Note.

d. Each of the parties hereby agrees, represents and warrants that it has had advice of independent counsel of its own choosing in negotiations for and the preparation of this Note, that it has read the provisions of this Note, and that it is fully aware of its contents and legal effect.

e. Each of the individual Makers shall be jointly and severally liable for the performance of each of the obligations of Makers to Holder hereunder. Nothing contained in this Note is intended to nor shall be deemed to limit the joint and several obligations or liability of Makers for the payment of the indebtedness evidenced by this Note or for any other sums due as a result of any Event of Default under this Note.

[signature page follows]

This Note has been executed as of February 27, 2008.

BRIGHTON PARTNERS, L.L.C.

By: _________________________________
R. Cord Beatty, member and manager

By: _________________________________
Roger Lund, member and manager

UINTA EQUITY PARTNERS, L.L.C.

By: _________________________________
R. Cord Beatty, member and manager

Exhibit “A”

SECURED PROMISSORY NOTE

NOTE COLLATERAL

Certificates evidencing the following collateral shall be delivered as soon as reasonably practicable to the Holder of this Note:

All assets in which either or both of the Makers has any right, title, or interest, regardless of the manner in which such items are formally held or titled, whether now owned or hereafter acquired by Makers and whether now existing or hereafter coming into existence or acquired, including, but not limited to, each and all of the following , all as defined in the applicable Uniform Commercial Code - Secured Transactions (Utah Code §§ 70A-9a-101 et. seq.) as of the date of the Note, and as the same may be amended hereafter:

(1) Accounts

(2) Cash proceeds

(3) Chattel paper

(4) Commercial tort claims

(5) Commodity accounts and commodity contracts

(6) Deposit accounts

(7) Documents

(8) Electronic chattel paper

(9) Equipment

(10) General intangibles, including, but not limited to, any and all contractual rights related in any way to Maker Brighton Partners, L.L.C.’s joint venture agreement(s) or other agreement(s) with Pow! Entertainment, Rainmaker Entertainment, MGM, Flor-Jon Films, and/or any related entity or person, as well as any right, title, and interest Makers may now have or may hereafter acquire in and to any copyright, copyright license, or other intellectual property relating to the American Gladiator super hero animated series, and/or related comic books, clothing, video games, or other works based upon the American Gladiators concept. Makers shall deliver to Holder copies of all such materials which have been or may hereafter be delivered to the U.S. Copyright Office for registration and all such materials in which a copyright is claimed,

(11) Goods

(12) Instruments

(13) Inventory

(14) Investment property, including, but not limited to, 500,000 shares of common stock in Bio-Path Holdings, Inc., a Utah corporation, now owned by Maker Uinta Equity Partners, L.L.C. Within five (5) days of the parties’ execution of this agreement, Maker Uinta Equity Partners, L.L.C. shall deliver to Holder stock certificates representing all 500,000 shares of common stock in Bio-Path Holdings, Inc. owned by Uinta Equity Partners, L.L.C. Such stock certificates shall be held in the possession of Holder until such time as this Note is paid in full. At all times from the date hereof until payment of this Note in full, all such stock certificates shall be deemed to be located in the State of Utah within the meaning of Utah Code §70A-9a-305(1)(a). In the event such securities become uncertificated securities or are held by a securities intermediary, the applicable law of the issuer’s jurisdiction and/or the intermediary’s jurisdiction, as applicable, shall be deemed to be the State of Utah for all purposes within the meaning of Utah Code §70A-9a-305(1)(b) and/or (c).

(15) Letter-of-credit rights

(16) Noncash proceeds

(17) Payment intangibles

(18) Proceeds

(19) Promissory notes

(20) Records

(21) Software

(22) Supporting obligations

(23) Tangible chattel paper; and

(24) All other certificated securities, contracts for sale, leases, lease agreements, lease contracts, leasehold interests, letters of credit, negotiable instruments, notes, proceeds of letters of credit, securities, security certificates, security entitlements, and uncertificated securities.